 Exhibit 2.1

Nano Mobile Moves into Gaming/Crypto with New CEO David Noah Kittle

TORRANCE, CA October 15, 2021 (GLOBAL NEWSWIRE) --Nano Mobile “the Company” (OTC: VNTH TWTR: @NanoTechCrypto), a gaming, crypto and NFT engagement company, presents David Noah Kittle as Chief Executive Officer of Nano Mobile Tech.

“I’m honored and excited to come on board with Nano Mobile to help steer the company towards technological innovation. I’ve numerous ideas I’m seeking to develop for both Mergers and Acquisitions with products in the gaming and Crypto universe. I’m planning to use our 7 figure capital investment to aggressively grow the Company.” CEO David Kittle

For more information, please view the company Twitter @NanoTechCrypto

About Nano Mobile

Founded by Gamers for Gamers, Nano Mobile develops innovative ideas, technologies and products in the Gaming, Crypto and NFT industries. Actively searching Dynamic Partnerships and Mergers to enhance rapid growth of the Company.

About CEO David Kittle

Passionate about implementing and advancing technology in society, David Kittle grew up immersed in the cybernetic playgrounds of the 21st century. “I've always been fascinated in the ways in which Gaming bonds people from all over the globe. Crypto and NFTs are a natural extension of these vivacious communities and I'm excited to be in the midst of expanding the further development of these economies.”

Notice Regarding Forward Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.

Contact

David Kittle

9663 Santa Monica Blvd #366

Beverly Hills, CA 90212

(877) NANOMT1

Contact@NanoMobileTech.com